UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 21, 2009 (December 17, 2009)

SHUAIYI INTERNATIONAL NEW RESOURCES DEVELOPMENT INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No)	(IRS Employer ID No.)

7/F Jinhua Mansion

41 Hanguang Street

Nangang District, Harbin 150080

People's Republic of China

(Address of Principal Executive Offices)

(86) 451-82287746

(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 17, 2009, Shuaiyi International New Resources Development Inc. (the "Company") entered into a securities purchase agreement (the "Purchase Agreement") with certain accredited investors (the "Investors"), under which the Company issued and sold to the Investors a total of 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the "Shares") at a price per share of $2.5 for an aggregate purchase price of $2.5 million. In addition, the Company granted to each of the Investors two three-year warrants to purchase an aggregate of 500,000 shares of its common stock, including a Series A Warrant which has an exercise price of $3.25 per share and a Series B Warrant which has an exercise price of $4.00 per shares (the "Warrants").

Pursuant to the Purchase Agreement, the Company agreed to register the Shares and the Warrants within a pre-defined period. The Company is subject to registration delay payments in cash in the amounts prescribed by the Purchase Agreement if it is unable to file the registration statement, cause it to become effective or maintain its effectiveness as required by the Purchase Agreement.

In addition, pursuant to the Purchase Agreement, the majority stockholder of the Company, New Zealand WAYNE’s Investment Holdings Co., Ltd. agreed to place a total of 1,000,000 shares of the Company’s common stock held by it into escrow to secure the make good obligations described below on behalf of the Investors. Under the Purchase Agreement, New Zealand WAYNE’s Investment Holdings Co., Ltd. agreed that: (i) in the event that the Company’s consolidated financial statements reflect less than $9,000,000 of after-tax income for the fiscal year ending December 31, 2010, it will transfer to the Investors, on a pro rata basis, for no additional consideration, 500,000 shares of the Company common stock owned by it; and (ii) in the event that the Company’s consolidated financial statements reflect less than $11,000,000 of after-tax net income for the fiscal year ending December 31, 2011, it will transfer to the Investors, on a pro rata basis, for no additional consideration, 500,000 shares of the Company’s common stock owned by it.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Purchase Agreement and is qualified in its entirety by reference to the provisions of such agreement attached to this report as Exhibits 10.1.

ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES.

On December 17, 2009, the Company consummated a private placement contemplated by the Purchase Agreement (the "Private Placement"), pursuant to which the Company issued and sold to the Investors 1,000,000 shares of the Company’s common stock, representing approximately 6.99% of the issued and outstanding capital stock of the Company immediately after consummation of the Private Placement, for an aggregate purchase price of $2,500,000, or $2.5 per share. In addition, the Company issued to each of the Investors two three-year warrants to purchase an aggregate of 500,000 shares of the Company’s common stock, including a Series A Warrant which has an exercise price of $3.25 per share and a Series B Warrant which has an exercise price of $4.00 per shares.

The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. Each of the Investors agreed that (a) it had access to all of the Company’s information pertaining to the investment and was provided with the opportunity to ask questions and receive answers regarding the offering, (b) it was acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for any distribution within the meaning of the Securities Act and (c) it would not sell or otherwise transfer the purchased securities unless in compliance with state and federal securities laws. Each of the Investors represented that it is an accredited investor as defined in Rule 501(a) under the Securities Act and that there was no general solicitation or advertising in connection with the offer and sale of the securities.

ITEM 9.01.         FINANCIAL STATEMENTS AND EXHIBITS.

(d)         Exhibits

Exhibit No.	Description
4.1	Form of Series A Warrant

4.2	Form of Series B Warrant

10.1	Form of Securities Purchase Agreement, dated December 17, 2009

99.1	Press Release, dated December 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shuaiyi International New Resources Development Inc.
Date: December 21, 2009

/s/ Lianyun Han
Lianyun Han
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Series A Warrant

4.2	Form of Series B Warrant

10.1	Form of Securities Purchase Agreement, dated December 17, 2009

99.1	Press Release, dated December 21, 2009